EXHIBIT 10.29

STATE BOARD OF ADMINISTRATION o OF FLORIDA *P1 1801 HERMITAGE BOULEVARD, SUITE 100 TALLAHASSEE, FLORIDA 32308 (850) 488-4406 POST OFFICE BOX 13300 32317-3300	RON DESANTIS GOVERNOR CHAIR JIMMY PATRON'S CHIEF FINANCIAL OFFICER ASHLEY MOODY ATTORNEY GENERAL ASHBEL C. WILLIAMS EXECUTIVE DIRECTOR & CHIEF INVESTMENT OFFICER

REIMBURSEMENT CONTRACT

Effective: June 1, 2020 ("Contract")

between

HOMEOWNERS CHOICE PROPERTY AND CASUALTY INSURANCE COMPANY ("Company")

NAIC # 12944

and

THE STATE BOARD OF ADMINISTRATION OF THE STATE OF FLORIDA ("SBA")
WHICH ADMINISTERS THE FLORIDA HURRICANE CATASTROPHE FUND ("FHCF")

PREAMBLE

Section 215.555, Florida Statutes creates the FHCF and directs the SBA to administer the FHCF. This Contract, consisting of the principal document entitled Reimbursement Contract, addressing the mandatory FHCF coverage, and Addenda, is subject to Section 215.555, Florida Statutes, and to any administrative rule adopted pursuant thereto, and is not intended to be in conflict therewith. All provisions in the principal document are equally applicable to each Addendum unless specifically superseded by one of the Addenda. In consideration of the promises set forth in this Contract, the parties agree as follows:

ARTICLE I - SCOPE OF AGREEMENT

As a condition precedent to the SBA's obligations under this Contract, the Company shall report to the SBA in a specified format the business it writes which is described in this Contract as Covered Policies. The terms of this Contract shall determine the rights and obligations of the parties. This Contract provides reimbursement to the Company under certain circumstances, as described herein, and does not provide or extend insurance or reinsurance coverage to any person, firm, corporation or other entity. The SBA shall reimburse the Company for its Ultimate Net Loss on Covered Policies, which were in force and in effect at the time of the Covered Event causing the Loss, in excess of the Company's Retention as a result of each Covered Event commencing during the Contract Year, to the extent funds are available, all as hereinafter defined.

ARTICLE II - PARTIES TO THE CONTRACT

This Contract is solely between the Company, an Authorized Insurer or any entity writing Covered Policies under Section 627.351, Florida Statutes, in the State of Florida, and the SBA. In no instance shall any insured of the Company, any claimant against an insured of the Company, or any other third party have any rights under this Contract, except as provided in Article XV. The SBA will disburse funds only to the Company, except as provided for in Article XV. The Company shall not, without the prior approval of the Florida Office of Insurance Regulation, sell, assign, or transfer to any third party, in return for a fee or other consideration any sums the FHCF pays under this Contract or the right to receive such sums.

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ARTICLE III - TERM; EXECUTION

(1)	Term

This Contract applies to Losses from Covered Events which commence during the period from 12:00:01 a.m., Eastern Time, June 1, 2020, to 12:00 midnight, Eastern Time, May 31, 2021 (the "Contract Year"). The SBA shall not be liable for Losses from Covered Events which commence after the effective time and date of expiration or termination. Should this Contract expire or terminate while a Covered Event is in progress, the SBA shall be responsible for such Covered Event in progress in the same manner and to the same extent it would have been responsible had the Contract expired the day following the conclusion of the Covered Event in progress.

(2)	Mandatory Nature of this Contract
(a)	Statutory Requirement

This Contract has been adopted as part of Rule 19-8.010, Florida Administrative Code (F.A.C.), in fulfillment of the statutory requirement that the SBA enter into a Contract with each Company writing Covered Policies in Florida. Under Section 215.555(4)(a), Florida Statutes, the SBA must enter into such a Contract with each such Company, and each such Company must enter into the Contract as a condition of doing business in Florida. Under Section 215.555(16)(c), Florida Statutes, Companies writing Covered Policies must execute the Contract by March 1 of the immediately preceding Contract Year.

(b)	Duty to Provide a Fully and Timely Executed Copy of this Contract to the FHCF

Administrator

The Company must provide a fully executed copy of this Contract in electronic form to the Administrator no later than the March 1 statutory deadline for execution, or, in the case of a New Participant, no later than 30 days after the New Participant began writing Covered Policies.

(3)	Contract Deemed Executed Notwithstanding Execution Errors

Except with respect to New Participants, this Contract is deemed to have been executed by the Company as of the March 1 statutory deadline, notwithstanding the fact that the Coverage Level election in Article XX(1)(b) may be invalid, and notwithstanding the fact that the person purporting to execute the Contract on the part of the Company may have lacked the requisite authority. With respect to New Participants, this Contract is deemed to have been executed by the New Participant as of the date on which the New Participant began writing Covered Policies; coverage shall be determined as provided in paragraphs (c) and (d). Execution of this Contract by or on behalf of an entity that does not write Covered Policies is void. If the Company failed to timely submit an executed copy of this Contract, or if the executed Contract includes an invalid Coverage Level election under Article XX, the Company's Coverage Level shall be deemed as follows:

(a)

For a Company that is a member of a National Association of Insurance Commissioners (NAIC) group, the same Coverage Level selected by the other Companies of the same NAIC group shall be deemed. If executed Contracts for none of the members of an NAIC group have been received by the FHCF Administrator, the Coverage Level from the prior Contract Year shall be deemed.

(b)	For a Company that is not a member of an NAIC group under which other Companies are active participants in the FHCF, the Coverage Level from the prior Contract Year shall be deemed.
(c)	For a New Participant that is a member of an NAIC group, the same Coverage Level selected by the other Companies of the same NAIC group shall be deemed.
(d)

For a New Participant that is not a member of an NAIC group under which other Companies are active participants in the FHCF, the 45%, 75% or 90% Coverage Levels may be selected if the FHCF Administrator receives executed Contracts within 30 calendar days after the effective date of the first Covered Policy, otherwise, the 45% Coverage Level shall be deemed to have been selected.

ARTICLE IV - LIABILITY OF THE FHCF

(1)

The SBA shall reimburse the Company with respect to each Covered Event commencing during the Contract Year in the amount of Ultimate Net Loss paid by the Company in excess of the Company's Retention, as adjusted pursuant to the definition of Retention in Article V, multiplied by the applicable Coverage Level, plus 10% of the reimbursed Losses as a Loss Adjustment Expense Allowance, the total of which shall not exceed the Company's Limit.

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(2)

Section 215.555(4)(c)1., Florida Statutes provides that the obligation of the FHCF with respect to all Contracts covering a particular Contract Year shall not exceed the Actual Claims-Paying Capacity of the FHCF up to a specified dollar limit.

(3)

In order to assure that reimbursements do not exceed the statutory limit on the obligation of the FHCF provided in Section 215.555(4)(c)1., Florida Statutes, the SBA shall, upon the occurrence of a Covered Event, evaluate the potential Losses to the FHCF and the FHCF's capacity at the time of the event. The initial Projected Payout Multiple used to reimburse the Company for its Losses shall not exceed the Projected Payout Multiple as calculated based on the capacity needed to provide the FHCF's coverage. If it appears that the Estimated Claims-Paying Capacity may be exceeded, the SBA shall reduce the projected payout factors or multiples for determining each participating insurer's projected payout uniformly among all insurers to reflect the Estimated Claims-Paying Capacity.

(4)

Reimbursement amounts shall not be reduced by reinsurance paid or payable to the Company from other sources. Once the Company's Limit has been exhausted, the Company will not be entitled to further reimbursements.

ARTICLE V - DEFINITIONS

As used in this Contract, the following words and phrases are defined to mean:

(1)	Actual Claims-Paying Capacity of the FHCF

This term means the sum of the Balance of the Fund as of December 31 of a Contract Year, plus any reinsurance purchased by the FHCF, plus the amount the SBA is able to raise through the issuance of revenue bonds under Section 215.555(6), Florida Statutes.

(2)	Actuarially Indicated

This term means an amount determined according to principles of actuarial science to be adequate, but not excessive, in the aggregate, to pay current and future obligations and expenses of the fund, including additional amounts if needed to pay debt service on revenue bonds and to provide required debt service coverage in excess of the amounts required to pay actual debt service on revenue bonds, and determined according to principles of actuarial science to reflect each insurer's relative exposure to hurricane losses.

(3)	Additional Living Expense (ALE)

ALE Losses covered by the FHCF are not to exceed 40 percent of the insured value of a Residential Structure or its contents. Fair rental value, loss of rents, or business interruption losses are not covered by the FHCF.

(4)	Administrator

This term means the entity with which the SBA contracts to perform administrative tasks associated with the operations of the FHCF. The current Administrator is Paragon Strategic Solutions Inc., 8200 Tower, 5600 West 83rd Street, Suite 1100, Minneapolis, Minnesota 55437. The telephone number is (800) 689-3863, and the facsimile number is (800) 264-0492.

(5)	Authorized Insurer

This term is defined in Section 624.09(1), Florida Statutes.

(6)	Balance of the Fund as of December 31 or Fund Balance

This term means the amount of assets available to pay claims resulting from Covered Events which occurred during the Contract Year, not including any pre-event or post-event bonds, reinsurance, or proceeds from other financing mechanisms.

(7)	Borrowing Capacity

This term means the amount of funds which are able to be raised by the issuance of revenue bonds or through other financing mechanisms, less bond issuance expenses and reserves.

(8)	Citizens Property Insurance Corporation (Citizens)

This term means Citizens Property Insurance Corporation as created under Section 627.351(6), Florida Statutes. For the purposes of the FHCF, Citizens Property Insurance Corporation incorporates two accounts, (a) the coastal account and (b) the personal lines and commercial lines accounts. Each account is treated by the FHCF as if it were a separate participating insurer with its own reportable exposures, Reimbursement Premium, Retention, and Ultimate Net Loss.

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(9)	Covered Event

This term means any one storm declared to be a hurricane by the National Hurricane Center which causes insured losses in Florida. A Covered Event begins when a hurricane causes damage in Florida while it is a hurricane and continues throughout any subsequent downgrades in storm status by the National Hurricane Center regardless of whether the hurricane makes landfall. Any storm, including a tropical storm, which does not become a hurricane is not a Covered Event.

(10)	Coverage Level

This term means the level of reimbursement (90%, 75%, or 45%), as elected by the Company under Article XX or deemed under Article III(3), which is used in determining reimbursement under Article IV.

(11)	Covered Policy
(a)

Covered Policy, as defined in Section 215.555(2)(c), Florida Statutes, is further clarified to mean only that portion of a binder, policy or contract of insurance that insures real or personal property located in the State of Florida to the extent such policy insures a Residential Structure or the contents of a Residential Structure, located in the State of Florida.

(b)	1.

Covered Policy also includes any collateral protection insurance policy covering personal residences which protects both the borrower's and the lender's financial interest, in an amount at least equal to the coverage for the dwelling in place under the lapsed homeowner's policy, if such policy can be accurately reported as required in Section 215.555(5), Florida Statutes. A Company will be deemed to be able to accurately report data if the company submits the required data as specified in the Data Call adopted under Rule 19-8.029, F.A.C.

2.

The SBA finds that the replacement cost value of a dwelling is the functional equivalent of the dwelling coverage amount under the lapsed homeowner's policy and that coverage in the amount of the replacement cost value fulfills the legislative intent that collateral protection policies are to be covered by the FHCF only when they protect the borrower's interest in the dwelling to the same extent as a traditional residential policy. Therefore, for purposes of this definition of Covered Policy, a collateral protection policy is deemed to be written in an amount at least equal to the coverage for the dwelling in place under the lapsed homeowner's policy if the dwelling coverage amount is either:

a.	Equal to or greater than the amount of dwelling coverage in place under the "lapsed homeowner's policy," i.e., the last residential policy placed by the borrower; or
b.

Equal to or greater than 100% of the replacement cost value of the dwelling, as determined under a methodology approved in advance as required by the Data Call. For the purpose of this determination, "replacement cost value" means the cost to replace the dwelling on the same premises, without deduction for depreciation, with material of like kind and quality and for like use.

(c)	Covered Policy does not include any policy or exposure excluded under Article VI.
(12)	Deductible Buy-Back Policy

This term means a specific policy that provides coverage to a policyholder for some portion of the policyholder's deductible under a policy issued by another insurer.

(13)	Estimated Claims-Paying Capacity of the FHCF

This term means the sum of the projected Balance of the Fund as of December 31 of a Contract Year, plus any reinsurance purchased by the FHCF, plus the most recent estimate of the Borrowing Capacity of the FHCF, determined pursuant to Section 215.555(4)(c), Florida Statutes.

(14)	Excess Policy

This term means, for the purposes of this Contract, a policy that provides insurance protection for large commercial property risks and that provides a layer of coverage above a primary layer (which is insured by a different insurer) that acts much the same as a very large deductible.

(15)	Insurer Group

For purposes of the Coverage Level election in Section 215.555(4)(b), Florida Statutes, Insurer Group means the group designation assigned by the National Association of Insurance Commissioners (NAIC) for regulatory purposes. A Company is a member of a group as designated by the NAIC until such Company is assigned another group designation or is no longer a member of a group.

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(16)	Limit

This term means the maximum amount that a Company may recover under this Contract, calculated by multiplying the Company's Reimbursement Premium by the Payout Multiple.

(17)	Loss

This term means an incurred loss under a Covered Policy from a Covered Event, including Additional

Living Expenses not to exceed 40 percent of the insured value of a Residential Structure or its contents and amounts paid as fees on behalf of or inuring to the benefit of a policyholder. The term Loss does not include allocated or unallocated loss adjustment expenses or any item for which this Contract does not provide reimbursement pursuant to the exclusions in Article VI.

(18)	Loss Adjustment Expense Allowance
(a)	The Loss Adjustment Expense Allowance is equal to 10% of the reimbursed Losses under this Contract as provided in Article IV, pursuant to Section 215.555(4)(b)1., Florida Statutes.
(b)	The Loss Adjustment Expense Allowance is included in, and not in addition to, the Limit applicable to a Company.
(19)	New Participant

This term means a Company that begins writing Covered Policies on or after the beginning of the Contract Year. A Company that removes Covered Policies from Citizens pursuant to an assumption agreement effective on or after June 1 and had written no other Covered Policies before June 1 is also considered a New Participant.

(20)	Payout Multiple

This term means the multiple as calculated in accordance with Section 215.555(4)(c), Florida Statutes, which is derived by dividing the actual single season Claims-Paying Capacity of the FHCF by the total aggregate industry Reimbursement Premium for the FHCF for the Contract Year billed as of December 31 of the Contract Year. The final Payout Multiple is determined once Reimbursement Premiums have been billed as of December 31 and the amount of bond proceeds has been determined.

(21)	Premium Formula

This term means the Formula developed pursuant to Section 215.555(5)(b), Florida Statutes, and approved by the SBA Trustees for the purpose of determining the Actuarially Indicated Reimbursement Premium to be paid to the FHCF.

(22)	Projected Payout Multiple

The Projected Payout Multiple is used to calculate a Company's projected payout pursuant to Section 215.555(4)(d)2., Florida Statutes. The Projected Payout Multiple is derived by dividing the estimated single season Claims-Paying Capacity of the FHCF by the estimated total aggregate industry Reimbursement Premium for the FHCF for the Contract Year. The Company's Reimbursement Premium as paid to the SBA for the Contract Year is multiplied by the Projected Payout Multiple to estimate the Company's coverage from the FHCF for the Contract Year.

(23)	Reimbursement Premium or Premium

These terms mean the amount to be paid by the Company, as determined by multiplying each $1,000 of insured value reported by the Company in accordance with Section 215.555(5)(b), Florida Statutes, by the rate as derived from the Premium Formula, as described in Rule 19-8.028, F.A.C.

(24)	Residential Structure

In general, this term means a unit or building used exclusively or predominantly for dwelling or habitational occupancies, including the primary structure and appurtenant structures insured under the same Covered Policy and any other structures covered under endorsements associated with the Covered Policy covering the Residential Structure.

(a)

With respect to a unit or home insured under a personal lines residential policy form, such unit or home is deemed to have a habitational occupancy and to be a Residential Structure regardless of the term of its occupancy.

(b)

With respect to a condominium structure or complex insured under a commercial lines policy, such structure is deemed to have a habitational occupancy and to be a Residential Structure, regardless of the term of occupancy of individual units.

(c)

A single structure which includes a mix of commercial habitational and commercial non-habitational occupancies, and is insured under a commercial lines policy, is considered a Residential Structure if 50% or more of the total insured value of the structure is used for habitational occupancies.

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(d)	Residential Structures do not include any structures excluded under Article VI.
(25)	Retention

This term means the amount of Losses from a Covered Event which must be incurred by the Company before it is eligible for reimbursement from the FHCF.

(a)	When the Company incurs Losses from one or two Covered Events during the Contract Year, the Company's full Retention shall be applied to each of the Covered Events.
(b)

When the Company incurs Losses from more than two Covered Events during the Contract Year, the Company's full Retention shall be applied to each of the two Covered Events causing the largest Losses for the Company. For each other Covered Event resulting in Losses, the Company's Retention shall be reduced to one-third of its full Retention.

1.

All reimbursement of Losses for each Covered Event shall be based on the Company's full Retention until December 31 of the Contract Year. Adjustments to reflect a reduction to one-third of the full Retention shall be made on or after January 1 of the Contract Year provided the Company reports its Losses as specified in this Contract.

2.

Adjustments to the Company's Retention shall be based upon its paid and outstanding Losses as reported on the Company's Proof of Loss Reports, but shall not include incurred but not reported Losses. The Company's Proof of Loss Reports shall be used to determine which Covered Events constitute the Company's two largest Covered Events. After this initial determination, any subsequent adjustments shall be made quarterly by the SBA only if the Proof of Loss Reports reveal that loss development patterns have resulted in a change in the order of Covered Events entitled to the reduction to one-third of the full Retention.

(c)

The Company's full Retention is established in accordance with the provisions of Section 215.555(2)(e), Florida Statutes, and shall be determined by multiplying the Retention Multiple by the Company's Reimbursement Premium for the Contract Year.

(26)	Retention Multiple
(a)

The Retention Multiple is applied to the Company's Reimbursement Premium to determine the Company's Retention. The Retention Multiple for the 2020/2021 Contract Year shall be equal to $4.5 billion, adjusted based upon the reported exposure for the 2018/2019 Contract Year to reflect the percentage growth in exposure to the FHCF since 2004, divided by the estimated total industry Reimbursement Premium at the 90% Coverage Level for the Contract Year as determined by the SBA.

(b)	The Retention Multiple shall be adjusted to reflect the Coverage Level elected by the Company under this Contract as follows:
1.	If the Company elects the 90% Coverage Level, the adjusted Retention Multiple is 100% of the amount determined under paragraph (a);
2.	If the Company elects the 75% Coverage Level, the adjusted Retention Multiple is 120% of the amount determined under paragraph (a); or
3.	If the Company elects the 45% Coverage Level, the adjusted Retention Multiple is 200% of the amount determined under paragraph (a).
(27)	Ultimate Net Loss
(a)

This term means all Losses under Covered Policies in force at the time of a Covered Event prior to the application of the Company's Retention and Coverage Level, and excluding loss adjustment expense and any exclusions under Article VI.

(b)

In calculating the Company's Ultimate Net Loss, the amounts described in paragraph (a) shall be reduced by the deductibles applicable under the policy to the hurricane loss, which must first be applied to the portion of the Loss covered by the FHCF.

(c)	Salvages and all other recoveries, excluding reinsurance recoveries, shall be first deducted from such Loss to arrive at the amount of liability attaching hereunder.
(d)

All salvages, recoveries or payments recovered or received subsequent to a Loss settlement under this Contract shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto.

(e)

The SBA shall be subrogated to the rights of the Company to the extent of its reimbursement of the Company. The Company agrees to assist and cooperate with the SBA in all respects as regards such subrogation. The Company

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further agrees to undertake such actions as may be necessary to enforce its rights of salvage and subrogation, and its rights, if any, against other insurers as respects any claim, loss, or payment arising out of a Covered Event.

ARTICLE VI - EXCLUSIONS

This Contract does not provide reimbursement for:

(1)

Any losses not defined as being within the scope of a Covered Policy, including any loss other than a loss under the first-party property section of a policy pertaining strictly to the structure, its contents, appurtenant structures, or ALE coverage.

(2)	Any policy which excludes wind or hurricane coverage.
(3)	Any Excess Policy or Deductible Buy-Back Policy that requires individual ratemaking, as determined by the FHCF.
(4)	(a)	Any policy for Residential Structures that provides a layer of coverage underneath an Excess Policy issued by a different insurer;
(b)

Any policy providing a layer of windstorm or hurricane coverage for a particular structure above or below a layer of windstorm or hurricane coverage under a separate policy issued by a different insurer, or any other circumstance in which two or more insurers provide primary windstorm or hurricane coverage for a single structure using separate policy forms;

(c)	Any other policy providing a layer of windstorm or hurricane coverage for a particular structure below a layer of self-insured windstorm or hurricane coverage for the same structure; or
(d)	The exclusions in this subsection do not apply to primary quota share policies written by Citizens Property Insurance Corporation under Section 627.351(6)(c)2., Florida Statutes.
(5)	Any liability of the Company attributable to losses for fair rental value, loss of rent or rental income, or business interruption.
(6)	Any collateral protection policy that does not meet the definition of Covered Policy as defined in Article V(11)(b).
(7)	Any reinsurance assumed by the Company.
(8)

Hotels, motels, timeshares, shelters, camps, retreats, or other similar structures. This exclusion does not apply to any policy identified as covering a residential condominium association or to any policy on which the insured is a residential condominium association.

(9)	Retail, office, mercantile, or manufacturing facilities, or other similar structures.
(10)	Any exposure for condominium or homeowner associations if no Residential Structures are insured under the policy.
(11)

Commercial healthcare facilities and nursing homes; however, a nursing home which is an integral part of a retirement community consisting primarily of habitational structures that are not nursing homes will not be subject to this exclusion.

(12)

Any exposure under commercial policies covering only appurtenant structures or structures that do not function as a habitational structure (e.g., a policy covering only the pool of an apartment complex).

(13)	Policies covering only Additional Living Expense.
(14)	Any exposure for barns or barns with apartments or living quarters.
(15)	Any exposure for builders risk coverage or new Residential Structures under construction.
(16)	Any exposure for vehicles, recreational vehicles, golf carts, or boats (including boat related equipment) requiring licensing.
(17)

Any liability of the Company for extra contractual obligations or liabilities in excess of original policy limits. This exclusion includes, but is not limited to, amounts paid as bad faith awards, punitive damages awards, or other court-imposed fines, sanctions, or penalties; or other amounts in excess of the coverage limits under the Covered Policy.

(18)

Any losses paid in excess of a policy's hurricane limit in force at the time of the Covered Event, including individual coverage limits (i.e., building, appurtenant structures, contents, and additional living expense), or other amounts paid as the result of a voluntary expansion of coverage by the insurer, including, but not limited to, a discount on or waiver of an applicable deductible. This exclusion includes overpayments of a specific individual coverage limit even if total payments under the policy are within the aggregate policy limit.

(19)

Any losses paid under a policy for Additional Living Expense, written as a time element coverage, in excess of the Additional Living Expense exposure reported for that policy under the Data Call for the applicable Contract Year (unless policy limits have changed effective after June 30 of the Contract Year).

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(20)

Any losses which the Company's claims files do not adequately support. Claim file support shall be deemed adequate if in compliance with the Records Retention Requirements outlined on the Form FHCF-L1B (Proof of Loss Report) applicable to the Contract Year.

(21)	Any exposure for, or amounts paid to reimburse a policyholder for, condominium association loss assessments or under similar coverages for contractual liabilities.
(22)	Losses in excess of the aggregate limits of liability specified in Article IV and in Section 215.555(4)(c), Florida Statutes.
(23)

Any liability assumed by the Company from Pools, Associations, and Syndicates. Exception: Covered Policies assumed from Citizens under the terms and conditions of an executed assumption agreement between the Company and Citizens are covered by this Contract.

(24)

All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

(25)

Property losses that are proximately caused by any peril other than a Covered Event, including, but not limited to, fire, theft, flood or rising water, or windstorm that does not constitute a Covered Event, or any liability of the Company for loss or damage caused by or resulting from nuclear reaction, nuclear radiation, or radioactive contamination from any cause, whether direct or indirect, proximate or remote, and regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

(26)	Losses from water damage including flood, surface water, waves, tidal water, overflow of a body of water, storm surge, or spray from any of these, whether or not driven by wind.
(27)

A policy providing personal property coverage separate from coverage of personal property included in a homeowner's, mobile home owner's, condominium unit owner's, or tenant's policy or other policy covering a Residential Structure, or in an endorsement to such a policy. Also excluded is a personal property endorsement to a policy that excludes windstorm or hurricane coverage or to any other type of policy that does not meet the definition of covered policy.

(28)	Endorsements predominantly covering Specialized Fine Arts Risks or collectible types of property meeting the following requirements:
(a)

An endorsement predominantly covering Specialized Fine Arts Risks and not covering any Residential Structure if it meets the description in subparagraph 1 and if the conditions in subparagraph 2 are met.

1.	For purposes of this exemption, a Specialized Fine Arts Risk endorsement is an endorsement that:
a.

Insures works of art, of rarity, or of historic value, such as paintings, works on paper, etchings, art glass windows, pictures, statuary, sculptures, tapestries, antique furniture, antique silver, antique rugs, rare books or manuscripts, jewelry, or other similar items;

b.	Charges a minimum premium of $500; and
c.	Insures scheduled items valued, in the aggregate, at no less than $100,000.
2.

The insurer offers specialized loss prevention services or other collector services designed to prevent or minimize loss, or to value or inventory the Specialized Fine Arts for insurance purposes, such as:

a.	Collection risk assessments;
b.	Fire and security loss prevention;
c.	Warehouse inspections to protect items stored off-site;
d.	Assistance with collection inventory management; or
e.	Collection valuation reviews.
(b)

An endorsement generally used by the Company to cover personal property which could include property of a collectible nature, including fine arts, as further described in this paragraph, either on a scheduled basis or written under a blanket limit, and not covering anything other than personal property. All such endorsements are subject to the exclusion provided in this paragraph when the endorsement limit equals or exceeds $500,000. Generally such collectible property has unusually high values due to its investible, artistic, or unique intrinsic nature. The class of property covered under such an endorsement represents an unusually high exposure value and such

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endorsement is intended to provide coverage for a class or classes of property that is not typical for the contents coverage under residential property insurance policies. In many cases property may be located at various locations either in or outside the state of Florida or the location of the property may change from time to time. The investment nature of such property distinguishes this type of exposure from the typical contents associated with a Covered Policy.

(29)	Any losses under liability coverages.

ARTICLE VII - MANAGEMENT OF CLAIMS AND LOSSES

The Company shall investigate and settle or defend all claims and Losses. All payments' of claims or Losses by the Company within the terms and limits of the appropriate coverage parts of Covered Policies shall be binding on the SBA, subject to the terms of this Contract, including the provisions in Article XIII relating to inspection of records and examinations.

ARTICLE VIII - REIMBURSEMENT ADJUSTMENTS

Section 215.555(4)(d) and (e), Florida Statutes, provides the SBA with the right to seek the return of excess reimbursements which have been paid to the Company along with interest thereon. Excess reimbursements are those payments made to the Company by the SBA that are in excess of the Company's coverage under the Contract Year. Excess reimbursements may result from adjustments to the Projected Payout Multiple or the Payout Multiple, incorrect exposure (Data Call) submissions or resubmissions, incorrect calculation of Reimbursement Premium or Retention, incorrect Proof of Loss Reports, incorrect calculation of reinsurance recoveries, or subsequent readjustment of policyholder claims, including subrogation and salvage, or any combination of the foregoing. The Company will be sent an invoice showing the due date for adjustments along with the interest due thereon through the due date. The applicable interest rate for interest credits, and for interest charges for adjustments beyond the Company's control, will be the average rate earned by the SBA for the FHCF for the first four months of the Contract Year. The applicable interest rate for interest charges on excess reimbursements due to adjustments resulting from incorrect exposure submissions or Proof of Loss Reports will accrue at this rate plus 5%. All interest will continue to accrue if not paid by the due date.

ARTICLE IX - REIMBURSEMENT PREMIUM

(1)

The Company shall, in a timely manner, pay the SBA its Reimbursement Premium for the Contract Year. The Reimbursement Premium for the Contract Year shall be calculated in accordance with Section 215.555, Florida Statutes, with any rules promulgated thereunder, and with Article X(2).

(2)

The Company's Reimbursement Premium is based on its June 30 exposure in accordance with Article X, except as provided for New Participants under Article X, and is not adjusted to reflect an increase or decrease in exposure for Covered Policies effective after June 30 nor is the Reimbursement Premium adjusted when the Company cancels policies or is liquidated or otherwise changes its business status (merger, acquisition, or termination) or stops writing new business (continues in business with its policies in a runoff mode). Similarly, new business written after June 30 will not increase or decrease the Company's FHCF Reimbursement Premium or impact its FHCF coverage. FHCF Reimbursement Premiums are required of all Companies based on their writing Covered Policies in Florida as of June 30, and each Company's FHCF coverage as based on the definition in Section 215.555(2)(m), Florida Statutes, shall exist for the entirety of the Contract Year regardless of exposure changes, except as provided for New Participants under Article X.

(3)

Since the calculation of the Actuarially Indicated Premium assumes that the Companies will pay their Reimbursement Premiums timely, interest charges will accrue under the following circumstances. A Company may choose to estimate its own Reimbursement Premium installments. However, if the Company's estimation is less than the provisional Reimbursement Premium billed, an interest charge will accrue on the difference between the estimated Reimbursement Premium and the final Reimbursement Premium. If a Company estimates its first installment, the Administrator shall bill that estimated Reimbursement Premium as the second installment as well, which will be considered as an estimate by the Company. No interest will accrue regarding any provisional Reimbursement Premium if paid as billed by the FHCF's Administrator, except in the case of an estimated second installment as set forth in this Article. Also, if a Company makes an estimation that is higher than the provisional Reimbursement Premium billed but is less than the final Reimbursement Premium, interest will not accrue. If the Reimbursement Premium payment is not received from a Company when it is due, an interest charge will accrue on a daily basis until the payment is received. Interest will also accrue on Reimbursement Premiums resulting from submissions or resubmissions finalized after December 1 of the Contract Year. An interest credit will be applied for any Reimbursement Premium which is overpaid as either an estimate or as a provisional Reimbursement Premium. Interest shall not be credited past December 1 of the Contract Year. The applicable interest rate for interest credits will be the average rate earned by the SBA for the FHCF for the first four months of the Contract Year. The applicable interest rate for interest charges will accrue at this rate plus 5%.

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ARTICLE X - REPORTS AND REMITTANCES

(1)	Exposures
(a)

If the Company writes Covered Policies before June 1 of the Contract Year, the Company shall report to the SBA, unless otherwise provided in Rule 19-8.029, F.A.C., no later than the statutorily required date of September 1 of the Contract Year, by ZIP Code or other limited geographical area as specified by the SBA, its insured values under Covered Policies as of June 30 of the Contract Year as outlined in the annual reporting of insured values form, FHCF-D1A (Data Call) adopted for the Contract Year under Rule 19-8.029, F.A.C., and other data or information in the format specified by the SBA.

(b)

If the Company first begins writing Covered Policies on or after June 1 but prior to December 1 of the Contract Year, the Company shall report to the SBA, no later than February 1 of the Contract Year, by ZIP Code or other limited geographical area as specified by the SBA, its insured values under Covered Policies as of November 30 of the Contract Year as outlined in the Supplemental Instructions for New Participants section of the Data Call adopted for the Contract Year under Rule 19-8.029, F.A.C., and other data or information in the format specified by the SBA.

(c)	If the Company first begins writing Covered Policies on December 1 through and including May 31 of the Contract Year, the Company shall not report its exposure data for the Contract Year to the SBA.
(d)

The requirement that a report is due on a certain date means that the report shall be received by the SBA no later than 4 p.m. Eastern Time on the due date. Reports sent to the FHCF Administrator in Minneapolis, Minnesota, will be returned to the sender. Reports not in the physical possession of the SBA by 4 p.m., Eastern Time, on the applicable due date are late.

(2)	Reimbursement Premium
(a)

If the Company writes Covered Policies before June 1 of the Contract Year, the Company shall pay the FHCF its Reimbursement Premium in installments due on or before August 1, October 1, and December 1 of the Contract Year in amounts to be determined by the FHCF. However, if the Company's Reimbursement Premium for the prior Contract Year was less than $5,000, the Company's full provisional Reimbursement Premium, in an amount equal to the Reimbursement Premium paid in the prior year, shall be due in full on or before August 1 of the Contract Year. The Company will be invoiced for amounts due, if any, beyond the provisional Reimbursement Premium payment, on or before December 1 of the Contract Year.

(b)

If the Company is under administrative supervision, or if any control or oversight of the Company has been transferred through any legal or regulatory action to a state regulator or court appointed receiver or rehabilitator (referred to in the aggregate as "state action"):

1.

The full annual provisional Reimbursement Premium as billed and any outstanding balances will be due and payable on August 1, or the date that such State action occurs after August 1 of the Contract Year.

2.

Failure by such Company to pay the full annual provisional Reimbursement Premium as specified in subparagraph 1. by the applicable due date shall result in the 45% Coverage Level being deemed for the complete Contract Year regardless of the level selected for the Company through the execution of this Contract and regardless of whether a Covered Event occurred or triggered coverage.

3.

Subparagraphs 1. and 2. do not apply if the state regulator, receiver, or rehabilitator provides a letter of assurance to the FHCF stating that the Company will have the resources and will pay the full Reimbursement Premium for the Coverage Level selected through the execution of this Contract.

4.

When control or oversight has been transferred, in whole or in part, through a legal or regulatory action, the controlling management of the Company shall specify by August 1 or as soon thereafter as possible (but not to exceed two weeks after any regulatory or legal action) in a letter to the FHCF as to the Company's intentions to either pay the full FHCF Reimbursement Premium as specified in subparagraph 1., to default to the 45% Coverage Level being deemed as specified in subparagraph 2., or to provide the assurances as specified in subparagraph 3.

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(c)

A New Participant that first begins writing Covered Policies on or after June 1 but prior to December 1 of the Contract Year shall pay the FHCF a provisional Reimbursement Premium of $1,000 no later than 30 days from the date the New Participant began writing Covered Policies. The Administrator shall calculate the Company's actual Reimbursement Premium for the period based on its actual exposure as of November 30 of the Contract Year, as reported on or before February 1 of the Contract Year. To recognize that New Participants have limited exposure during this period, the actual Reimbursement Premium as determined by processing the Company's exposure data shall then be divided in half, the provisional Reimbursement Premium shall be credited, and the resulting amount shall be the total Reimbursement Premium due for the Company for the remainder of the Contract Year. However, if that amount is less than $1,000, then the Company shall pay $1,000. The Reimbursement Premium payment is due no later than April 1 of the Contract Year. The Company's Retention and coverage will be determined based on the total Reimbursement Premium due as calculated above.

(d)

A New Participant that first begins writing Covered Policies on or after December 1 through and including May 31 of the Contract Year shall pay the FHCF a Reimbursement Premium of $1,000 no later than 30 days from the date the New Participant began writing Covered Policies.

(e)

The requirement that the Reimbursement Premium is due on a certain date means that the Reimbursement Premium shall be remitted by wire transfer or ACH and shall have been credited to the FHCF's account, as set out on the invoice sent to the Company, on the due date applicable to the particular installment.

(f)

Except as required by Section 215.555(7)(c), Florida Statutes, or as described in the following sentence, Reimbursement Premiums, together with earnings thereon, received in a given Contract Year will be used only to pay for Losses attributable to Covered Events occurring in that Contract Year or for Losses attributable to Covered Events in subsequent Contract Years and will not be used to pay for past Losses or for debt service on post-event revenue bonds issued pursuant to Section 215.555(6)(a)1., Florida Statutes. Reimbursement Premiums and earnings thereon may be used for payments relating to such revenue bonds in the event emergency assessments are insufficient. If Reimbursement Premiums or earnings thereon are used for debt service on post-event revenue bonds, then the amount of the Reimbursement Premiums or earnings thereon so used shall be returned, without interest, to the Fund when emergency assessments or other legally available funds remain available after making payment relating to the post-event revenue bonds and any other purposes for which emergency assessments were levied.

(3)	Losses
(a)	In General

Losses resulting from a Covered Event commencing during the Contract Year shall be reported by the Company and reimbursed by the FHCF as provided herein and in accordance with the Statute, this Contract, and any rules adopted pursuant to the Statute. For a Company participating in a quota share primary insurance agreement(s) with Citizens Property Insurance Corporation Coastal Account, Citizens and the Company shall report only their respective portion of Losses under the quota share primary insurance agreement(s). Pursuant to Section 215.555(4)(c), Florida Statutes, the SBA is obligated to pay for Losses not to exceed the Actual Claims-Paying Capacity of the FHCF, up to the limit in accordance with Section 215.555(4)(c)1., Florida Statutes, for any one Contract Year.

(b)	Loss Reports
1.

At the direction of the SBA, the Company shall report its projected Ultimate Net Loss from each Covered Event to provide information to the SBA in determining any potential liability for possible reimbursable Losses under the Contract on the Interim Loss Report, Form FHCF-L1A, adopted for the Contract Year under Rule 19-8.029, F.A.C. Interim Loss Reports (including subsequent Interim Loss Reports if required by the SBA) will be due in no less than fourteen days from the date of the notice from the SBA that such a report is required.

2.	FHCF reimbursements will be issued based on Ultimate Net Loss information reported by the Company on the Proof of Loss Report, Form FHCF-L1B, adopted for the Contract Year under Rule 19-8.029, F.A.C.
a.	To qualify for reimbursement, the Proof of Loss Report must have the electronic signatures of two executive officers authorized by the Company to sign or submit the report.
b.

The Company must also submit a Detailed Claims Listing, Form FHCF-DCL, adopted for the Contract Year under Rule 19-8.029, F.A.C., at the same time it submits its first Proof of Loss Report for a specific Covered Event that qualifies the Company for reimbursement under that Covered Event, and must be prepared to supply a Detailed Claims Listing for any subsequent Proof of Loss Report upon request.

c.

While the Company may submit a Proof of Loss Report requesting reimbursement at any time following a Covered Event, the Company shall submit a mandatory Proof of Loss Report for each Covered Event no later than December 31 of the Contract Year during which the Covered

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Event occurs using the most current data available, regardless of the amount of Ultimate Net Loss or the amount of reimbursements or advances already received.
d.

The Company shall submit its Proof of Loss Reports by each quarter-end or year-end using the most current data available, but with an "as of date not more than sixty days prior to the applicable quarter-end or year-end date.

e.

For the Proof of Loss Reports due by December 31 of the Contract Year and the required subsequent annual reports required under subparagraph 4., the Company shall include a Detailed Claims Listing if requested by the SBA.

3.

Updated Proof of Loss Reports for each Covered Event are due quarterly thereafter until all Losses resulting from a Covered Event are fully discharged including any adjustments to such Losses due to salvage or other recoveries, or the Company has received its full coverage under the Contract Year in which the Covered Event occurred. Guidelines follow:

a.	Quarterly Proof of Loss Reports are due by March 31 from a Company whose Losses exceed, or are expected to exceed, 50% of its FHCF Retention for a specific Covered Event.
b.	Quarterly Proof of Loss Reports are due by June 30 from all Companies regardless of the amount of Ultimate Net Loss or the amount of reimbursements or advances already received.
c.

Quarterly Proof of Loss Reports are due by September 30 and quarterly thereafter from a Company whose Losses exceed, or are expected to exceed, its FHCF Retention for a specific Covered Event, except as required under subparagraph 4.

If the Company's Retention must be recalculated as the result of an exposure resubmission, and if the recalculated Retention changes the FHCF's reimbursement obligations, then the Company shall submit additional Proof of Loss Reports for recalculation of the FHCF's obligations.

4.

The Company shall submit a mandatory Proof of Loss Report for each Covered Event by June 30 and December 31 of each calendar year following the end of the Contract Year, regardless of whether the Company's Losses exceed, or are expected to exceed, its FHCF Retention for a specific Covered Event. This Proof of Loss Report filing requirement shall continue until the earlier of the commutation process described in paragraph (3)(d) or until all Losses resulting from the Covered Event are fully discharged including any adjustments to such Losses due to salvage or other recoveries.

5.

The SBA, except as noted below, will determine and pay, within 30 days or as soon as practicable after receiving Proof of Loss Reports, the reimbursement amount due based on Losses paid by the Company to date and adjustments to this amount based on subsequent quarterly information. The adjustments to reimbursement amounts shall require the SBA to pay, or the Company to return, amounts reflecting the most recent determination of Losses.

a.

The SBA shall have the right to consult with all relevant regulatory agencies to seek all relevant information, and shall consider any other factors deemed relevant, prior to the issuance of reimbursements.

b.

The SBA shall require commercial self-insurance funds established under Section 624.462, Florida Statutes, to submit contractor receipts to support paid Losses reported on a Proof of Loss Report, and the SBA may hire an independent consultant to confirm Losses, prior to the issuance of reimbursements.

c.

The SBA shall have the right to conduct a claims examination prior to the issuance of any advances or reimbursements requested by Companies that have been placed under regulatory supervision by a State or where control has been transferred through any legal or regulatory proceeding to a state regulator or court appointed receiver or rehabilitator.

6.

All Proof of Loss Reports received will be compared with the FHCF's exposure data to establish the facial reasonableness of the reports. The SBA may also review the results of current and prior Contract Year exposure and claims examinations to determine the reasonableness of the reported Losses. Except as noted in subparagraph 5., Companies meeting these tests for reasonableness will be scheduled for reimbursement. Companies not meeting these tests for reasonableness will be handled on a case-by-case basis and will be contacted to provide specific information regarding their individual book of business. The discovery of errors in a Company's reported exposure under the Data Call may require a resubmission of the current Contract Year Data Call which, as the Data Call impacts the Company's Reimbursement Premium, Retention, and coverage for the Contract Year, will be required before the Company's request for reimbursement or an advance will be fully processed by the Administrator.

(c)	Loss Reimbursement Calculations

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1.

In general, the Company's paid Ultimate Net Losses must exceed its full FHCF Retention for a specific Covered Event before any reimbursement is payable from the FHCF for that Covered Event. As described in Article V(25)(b), Retention adjustments will be made on or after January 1 of the Contract Year. No interest is payable on additional payments to the Company due to this type of Retention adjustment. Each Company, including entities created pursuant to Section 627.351(6), Florida Statutes, incurring reimbursable Losses will receive the amount of reimbursement due under the individual Company's Contract up to the amount of the Company's payout. If more than one Covered Event occurs in any one Contract Year, any reimbursements due from the FHCF shall take into account the Company's Retention for each Covered Event. However, the Company's reimbursements from the FHCF for all Covered Events occurring during the Contract Year shall not exceed, in aggregate, the Projected Payout Multiple or Payout Multiple, as applicable, times the individual Company's Reimbursement Premium for the Contract Year.

2.

Reserve established. When a Covered Event occurs in a subsequent Contract Year when reimbursable Losses are still being paid for a Covered Event in a previous Contract Year, the SBA will establish a reserve for the outstanding reimbursable Losses for the previous Contract Year, based on the length of time the Losses have been outstanding, the amount of Losses already paid, the percentage of incurred Losses still unpaid, and any other factors specific to the loss development of the Covered Events involved.

(d)	Commutation
1.

Except as provided in subparagraph 3., not less than 36 months or more than 60 months after the end of the Contract Year, the Company shall file a final Proof of Loss Report(s), with the exception of Companies having no reportable Losses as described in sub-subparagraph a. Otherwise, the final Proof of Loss Report(s) is required as specified in sub-subparagraph b. The Company and SBA may mutually agree to initiate commutation after 36 months and prior to 60 months after the end of the Contract Year. The commutation negotiations shall begin at the later of 60 months after the end of the Contract Year or upon completion of the FHCF claims examination for the Company and the resolution of all outstanding examination issues.

a.

If the Company's most recently submitted Proof of Loss Report(s) indicates that it has no Losses resulting from Covered Events during the Contract Year, the SBA shall after 36 months request that the Company execute a final commutation agreement. The final commutation agreement shall constitute a complete and final release of all obligations of the SBA with respect to Losses. If the Company chooses not to execute a final commutation agreement, the SBA shall be released from all obligations 60 months following the end of the Contract Year if no Proof of Loss Report indicating reimbursable Losses had been filed and the commutation shall be deemed concluded. However, during this time, if the Company determines that it does have Losses to report for FHCF reimbursement, the Company must submit an updated Proof of Loss Report prior to the end of 60 months after the Contract Year and the Company shall be required to follow the commutation provisions and time frames otherwise specified in this section.

b.

If the Company has submitted a Proof of Loss Report indicating that it does have Losses resulting from a Covered Event during the Contract Year, the SBA may require the Company to submit within 30 days an updated, current Proof of Loss Report for each Covered Event during the Contract Year. The Proof of Loss Report must include all paid Losses as well as all outstanding Losses and incurred but not reported Losses, which are not finally settled and which may be reimbursable Losses under this Contract, and must be accompanied by supporting documentation (at a minimum an adjuster's summary report or equivalent details) and a copy of a written opinion on the present value of the outstanding Losses and incurred but not reported Losses by the Company's certifying actuary. Failure of the Company to provide an updated current Proof of Loss Report, supporting documentation, and an opinion by the date requested by the SBA may result in referral to the Florida Office of Insurance Regulation for a violation of the Contract. Increases in reported paid, outstanding, or incurred but not reported Losses on original or corrected Proof of Loss Report filings received later than 60 months after the end of the Contract Year shall not be eligible for reimbursement or commutation.

2.	Determining the present value of outstanding Losses.
a.

If the Company exceeds or expects to exceed its Retention, the Company and the SBA or their respective representatives shall attempt, by mutual agreement, to agree upon the present value of all outstanding Losses, both reported and incurred but not reported, resulting from Covered Events during the Contract Year. The Loss valuation process under this subparagraph may begin only after all other issues arising

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under this Contract have been resolved, and shall be suspended pending resolution of any such issues that arise during the Loss valuation process. Payment by the SBA of its portion of any amount or amounts so mutually agreed and certified by the Company's certifying actuary shall constitute a complete and final release of the SBA in respect of all Losses, both reported and unreported, under this Contract.

b.

If agreement on present value cannot be reached within 90 days of the FHCF's receipt of the final Proof of Loss Report and supporting documentation, the Company and the SBA may mutually appoint an actuary, adjuster, or appraiser to investigate and determine such Losses. If both parties then agree, the SBA shall pay its portion of the amount so determined to be the present value of such Losses.

c.

If the parties fail to agree on the valuation of any Losses, then any difference in valuation of the Loss shall be settled by a panel of three actuaries, as provided in this subparagraph. Either the SBA or the Company may initiate the process under this subparagraph by providing written notice to the other party stating that the parties are at an impasse with respect to valuation of Losses and specifying the dollar amounts in dispute.

i.

One actuary shall be chosen by each party, and the third actuary shall be chosen by those two actuaries. If either party does not appoint an actuary within 30 days after the initiation of the process, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of an independent third actuary within 30 days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots.

ii.	All of the actuaries shall be regularly engaged in the valuation of property claims and losses and shall be members of the Casualty Actuarial Society and of the American Academy of Actuaries.
iii.	None of the actuaries shall be under the control of either party to this Contract.
iv.

Each party shall submit a written statement of its case to the panel of actuaries and the opposing party no later than 30 days after the appointment of the third actuary. Within 15 days after receiving the other party's submission, a party may submit its written response to the panel of actuaries and the other party. After the appointment of the third actuary, a party may not communicate with the panel or any member of the panel except in writing simultaneously furnished to all members of the panel and the opposing party. Any member of the panel may present questions to be answered by both parties, which shall be answered in writing and simultaneously furnished to the members of the panel and the opposing party or, at the discretion of the panel, may be provided in a meeting or teleconference attended by both parties and all members of the panel.

v.

The written decision of a majority of the panel as to the disagreement over the valuation of losses identified in the written notice of impasse, when filed with the parties hereto, shall be final and binding on both parties.

d.

The reasonable and customary expense of the actuaries and of the commutation (as a result of sub-subparagraphs 2.b. and c.) shall be equally divided between the two parties. Said commutation shall take place in Tallahassee, Florida, unless some other place is mutually agreed upon by the Company and the SBA.

3.

The Company and SBA may mutually agree to initiate and complete a commutation for zero dollars without being subject to the 36-month waiting period provided in subparagraph (d)1. Such early commutation, once completed, eliminates the mandatory Proof of Loss Report requirements required under subparagraphs (b)3. and 4. for all reporting periods subsequent to the completion of the commutation.

4.

Upon full execution of the commutation agreement and the issuance of the final reimbursement payment, if any, each party, on behalf of its predecessors, successors, assigns, and its past, present and future officers, directors, shareholders, employees, agents, receivers, trustees, attorneys and its legal representatives, unconditionally and completely releases and forever discharges the other party, its predecessors, successors, assigns, and its past, present and future officers, directors, shareholders, employees, agents, receivers, trustees, attorneys, and its legal representatives from any and all past, present, and future rights, liabilities, and obligations including, but not limited to, payments, claims, debts, demands, causes of action, costs, disbursements, fees, attorneys' fees, expenses, damages, injuries, or losses of every kind, whether known or unknown, reported or unreported, or fixed or contingent, relating to or arising out of this Reimbursement Contract.

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(4)	Advances
(a)

The SBA may make advances for loss reimbursements as defined herein, at market interest rates, to the Company in accordance with Section 215.555(4)(e), Florida Statutes. An advance is an early reimbursement which allows the Company to continue to pay claims in a timely manner. Advances will be made based on the Company's paid and reported outstanding Losses for Covered Policies (excluding all incurred but not reported Losses) as reported on a Proof of Loss Report, and shall include a Loss Adjustment Expense Allowance as calculated by the FHCF. In order to be eligible for an advance, the Company must submit its exposure data for the Contract Year as required under subsection (1) of this Article. Except as noted below, advances, if approved, will be made as soon as practicable after the SBA receives a written request, signed by two officers of the Company, for an advance of a specific amount and any other information required for the specific type of advance under paragraphs (c) and (d). All reimbursements due to the Company shall be offset against any amount of outstanding advances plus the interest due thereon.

(b)

For advances or excess advances, which are advances that are in excess of the amount to which the Company is entitled, the market interest rate shall be the prime rate as published in the Wall Street Journal on the first business day of the Contract Year. This rate will be adjusted annually on the first business day of each subsequent Contract Year, regardless of whether the Company executes subsequent Contracts. In addition to the prime rate, an additional 5% interest charge will apply on excess advances. All interest charged will commence on the date the SBA issues a check for an advance and will cease on the date upon which the FHCF has received the Company's Proof of Loss Report for the Covered Event for which the Company qualifies for reimbursement. If such reimbursement is less than the amount of outstanding advances issued to the Company, interest will continue to accrue on the outstanding balance of the advances until subsequent Proof of Loss Reports qualify the Company for reimbursement under any Covered Event equal to or exceeding the amount of any outstanding advances. Interest shall be billed on a periodic basis. If it is determined that the Company received funds in excess of those to which it was entitled, the interest as to those sums will not cease on the date of the receipt of the Proof of Loss Report but will continue until the Company reimburses the FHCF for the overpayment.

(c)

If the Company has an outstanding advance balance as of December 31 of this or any other Contract Year, the Company is required to have an actuary certify outstanding and incurred but not reported Losses as reported on the applicable December Proof of Loss Report.

(d)	The specific type of advances enumerated in Section 215.555, Florida Statutes, follow.
1.	Advances to Companies to prevent insolvency, as defined under Article XV.
a.

Section 215.555(4)(e)1., Florida Statutes, provides that the SBA shall advance to the Company amounts necessary to maintain the solvency of the Company, up to 50 percent of the SBA's estimate of the reimbursement due to the Company.

b.

In addition to the requirements outlined in subparagraph (4)(a), the requirements for an advance to a Company to prevent insolvency are that the Company demonstrates it is likely to qualify for reimbursement and that the immediate receipt of moneys from the SBA is likely to prevent the Company from becoming insolvent, and the Company provides the following information:

i.	Current assets;
ii.	Current liabilities other than liabilities due to the Covered Event;
iii.	Current surplus as to policyholders;
iv.	Estimate of other expected liabilities not due to the Covered Event; and
v.	Amount of reinsurance available to pay claims for the Covered Event under other reinsurance treaties.
c.

The SBA's final decision regarding an application for an advance to prevent insolvency shall be based on whether or not, considering the totality of the circumstances, including the SBA's obligations to provide reimbursement for all Covered Events occurring during the Contract Year, granting an advance is essential to allowing the entity to continue to pay additional claims for a Covered Event in a timely manner.

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2.	Advances to entities created pursuant to Section 627.351(6), Florida Statutes.
a.

Section 215.555(4)(e)2., Florida Statutes, provides that the SBA may advance to an entity created pursuant to Section 627.351(6), Florida Statutes, up to 90% of the lesser of the SBA's estimate of the reimbursement due or the entity's share of the actual aggregate Reimbursement Premium for that Contract Year, multiplied by the current available liquid assets of the FHCF.

b.

In addition to the requirements outlined in paragraph (4)(a), the requirements for an advance to entities created pursuant to Section 627.351(6), Florida Statutes, are that the entity must demonstrate to the SBA that the advance is essential to allow the entity to pay claims for a Covered Event.

3.	Advances to limited apportionment companies.

Section 215.555(4)(e)3., Florida Statutes, provides that the SBA may advance the amount of estimated reimbursement payable to limited apportionment companies.

(e)	In determining whether or not to grant an advance and the amount of an advance, the SBA:
1.	Shall determine whether its assets available for the payment of obligations are sufficient and sufficiently liquid to fulfill its obligations to other Companies prior to granting an advance;
2.	Shall review and consider all the information submitted by such Companies;
3.	Shall review such Companies' compliance with all requirements of Section 215.555, Florida Statutes;
4.	Shall consult with all relevant regulatory agencies to seek all relevant information;
5.	Shall review the damage caused by the Covered Event and when that Covered Event occurred;
6.	Shall consider whether the Company has substantially exhausted amounts previously advanced;
7.	Shall consider any other factors deemed relevant; and
8.	Shall require commercial self-insurance funds established under section 624.462, Florida Statutes, to submit a copy of written estimates of expenses in support of the amount of advance requested.
(f)

Any amount advanced by the SBA shall be used by the Company only to pay claims of its policyholders for the Covered Event which has precipitated the immediate need to continue to pay additional claims as they become due.

(5)	Inadequate Data Submissions

If exposure data or other information required to be reported by the Company under the terms of this Contract are not received by the FHCF in the format specified by the FHCF or is inadequate to the extent that the FHCF requires resubmission of data, the Company will be required to pay the FHCF a resubmission fee of $1,000 for resubmissions that are not a result of an examination by the SBA. If a resubmission is necessary as a result of an examination report issued by the SBA, the first resubmission fee will be $2,000. If the Company's examination-required resubmission is inadequate and the SBA requires an additional resubmission(s), the resubmission fee for each subsequent resubmission shall be $2,000. A resubmission of exposure data may delay the processing of the Company's request for reimbursement or an advance.

(6)	Confidential Information/Trade Secret Information

Pursuant to the provisions of Section 215.557, Florida Statutes, the reports of insured values under Covered Policies by ZIP Code submitted to the SBA pursuant to Section 215.555, Florida Statutes, are confidential and exempt from the provisions of Section 119.07(1), Florida Statutes, and Section 24(a), Art. I of the State Constitution. If other information submitted by the Company to the FHCF could reasonably be ruled a "trade secret" as defined in Section 812.081, Florida Statutes, such information must be clearly marked "Trade Secret Information."

ARTICLE XI - TAXES

In consideration of the terms under which this Contract is issued, the Company agrees to make no deduction in respect of the Reimbursement Premium herein when making premium tax returns to the appropriate authorities. Should any taxes be levied on the Company in respect of the Reimbursement Premium herein, the Company agrees to make no claim upon the SBA for reimbursement in respect of such taxes.

ARTICLE XII - ERRORS AND OMISSIONS

Any inadvertent delay, omission, or error on the part of the SBA shall not be held to relieve the Company from any liability which would attach to it hereunder if such delay, omission, or error had not been made.

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ARTICLE XIII - INSPECTION OF RECORDS

The Company shall allow the SBA to inspect, examine, and verify, at reasonable times, all records of the Company relating to the Covered Policies under this Contract, including Company files concerning claims, Losses, or legal proceedings regarding subrogation or claims recoveries which involve this Contract, including premium, loss records and reports involving exposure data or Losses under Covered Policies. This right by the SBA to inspect, examine, and verify shall survive the completion and closure of an exposure examination or claims examination file and the termination of the Contract. The Company shall have no right to re-open an exposure or claims examination once closed and the findings have been accepted by the Company; any re-opening shall be at the sole discretion of the SBA. If the State Board of Administration Finance Corporation has issued revenue bonds and relied upon the exposure and Loss data submitted and certified by the Company as accurate to determine the amount of bonding needed, the SBA may choose not to require, or accept, a resubmission if the resubmission will result in additional reimbursements to the Company. The SBA may require any discovered errors, inadvertent omissions, and typographical errors associated with the data reporting of insured values, discovered prior to the closing of the file and acceptance of the examination findings by the Company, to be corrected to reflect the proper values. The Company shall retain its records in accordance with the requirements for records retention regarding exposure reports and claims reports outlined herein, and in any administrative rules adopted pursuant to Section 215.555, Florida Statutes. Companies writing covered collateral protection policies, as defined in definition (11)(b) of Article V, must be able to provide documentation that the policy covers personal residences, protects both the borrower's and lender's interest, and that the coverage is in an amount at least equal to the coverage for the dwelling in place under the lapsed homeowner's policy or at least equal to the replacement cost value of the dwelling, as provided in Article V(11)(b).

(1)	Purpose of FHCF Examination

The purpose of the examinations conducted by the SBA is to evaluate the accuracy of the FHCF exposure or Loss data reported by the Company. However, due to the limited nature of the examination, it cannot be relied upon as an assurance that a Company's data is reported accurately or in its entirety. The Company should not rely on the FHCF to identify every type of reporting error in its data. In addition, the reporting requirements are subject to change each Contract Year so it is the Company's responsibility to be familiar with the applicable Contract Year requirements and to incorporate any changes into its data for that Contract Year. It is also the Company's responsibility to ensure that its data is reported accurately and to comply with Florida Statutes and any applicable rules when reporting exposure data. The examination report is not intended to provide a legal determination of the Company's compliance.

(2)	Examination Requirements for Exposure Verification

The Company shall retain complete and accurate records, in policy level detail, of all exposure data submitted to the SBA in any Contract Year until the SBA has completed its examination of the Company's exposure submissions. The Company shall also retain complete and accurate records of any completed exposure examination for any Contract Year in which the Company incurred Losses until the completion of the claims examination and commutation for that Contract Year. The records to be retained are outlined in the Data Call adopted for the Contract Year under Rule 19-8.029, F.A.C. A complete list of records to be retained for the exposure examination is set forth in Form FHCF-EAP1, adopted for the Contract Year under Rule 19-8.029, F.A.C.

(3)	Examination Requirements for Loss Reports

The Company shall retain complete and accurate records of all reported Losses and/or advances submitted to the SBA until the SBA has completed its examination of the Company's reimbursable Losses and commutation for the Contract Year (if applicable) has been concluded. The records to be retained are set forth as part of the Proof of Loss Report, Form FHCF-L1B and Form FHCF-LAP1, both adopted for the Contract Year under Rule 19-8.029, F.A.C.

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(4)	Examination Procedures
(a)

The FHCF will send an examination notice letter to the Company providing the commencement date of the examination, the site of the examination, any accommodation requirements of the examiner, and the reports and data which must be assembled by the Company and forwarded to the FHCF. The Company shall be prepared to choose one location in which to be examined, unless otherwise specified by the SBA.

(b)

The reports and data are required to be forwarded to the FHCF as set forth in an examination notice letter. The information is then forwarded to the examiner. If the FHCF receives accurate and complete records as requested, the examiner will contact the Company to inform the Company as to what policies or other documentation will be required once the examiner is on site. Any records not required to be provided to the examiner in advance shall be made available at the time the examiner arrives on site. Any records to support reported exposure or Losses which are provided after the examiner has left the work-site will, at the SBA's discretion, result in an additional examination of exposure and/or Loss records or an extension or expansion of the examination already in progress. All costs associated with such additional examination or with the extension or expansion of the original examination shall be borne by the Company.

(c)	At the conclusion of the examiner's work and the management review of the examiner's report, findings, recommendations, and work papers, the FHCF will forward an examination report to the Company.
(d)

Within 30 days from the date of the letter accompanying the examination report, the Company must provide a written response to the FHCF. The response must indicate whether the Company agrees with the findings and recommendations of the examination report. If the Company disagrees with any examination findings or recommendations, the reason for the disagreement must be outlined in the response and the Company must provide supporting information to support its objection. An extension of 30 days may be granted if the Company can show that the need for additional time is due to circumstances beyond the reasonable control of the Company. No response is required if the examination report does not include any findings or recommendations.

(e)	If the Company accepts the examination findings and recommendations, and there is no recommendation for additional information, the examination report will be finalized and the exam file closed.
(f)	If the Company disputes the examiner's findings, the areas in dispute will be resolved by a meeting or a conference call between the Company and FHCF management.
(g)	1.

If the recommendation of the examiner is to resubmit the Company's exposure data for the Contract Year in question, then the FHCF will send the Company a letter outlining the process for resubmission and including a deadline to resubmit. Once the resubmission is received, the FHCF's Administrator calculates a revised Reimbursement Premium for the Contract Year which has been examined. The SBA shall then review the resubmission with respect to the examiner's findings, and accept the resubmission or contact the Company with any questions regarding the resubmission. Once the SBA has accepted the resubmission as a sufficient response to the examiner's findings, the exam is closed.

2.

If the recommendation of the examiner is to give the Company the option to either resubmit the exposure data or to pay the estimated Reimbursement Premium difference, then the FHCF will send the Company a letter outlining the process for resubmission or for paying the estimated Reimbursement Premium difference and including a deadline for the resubmission or the payment to be received by the FHCF's Administrator. If the Company chooses to resubmit, the same procedures outlined in Article XIII(4) apply.

(h)

If the recommendation of the examiner is to update the Company's Proof of Loss Report(s) for the Contract Year under review, the FHCF will send the Company a letter outlining the process for submitting the Proof of Loss Report(s) and including a deadline to file. Once the Proof of Loss Report(s) is received by the FHCF Administrator, the FHCF's Administrator will calculate a revised reimbursement. The SBA shall then review the submitted Proof of Loss Report(s) with respect to the examiner's findings, and accept the Proof of Loss Report(s) as filed or contact the Company with any questions. Once the SBA has accepted the corrected Proof of Loss Report(s) as a sufficient response to the examiner's findings, the exam is closed.

(i)

The examiner's list of errors is made available in the examination report sent to the Company. Given that the examination was based on a sample of the Company's policies or claims rather than the whole universe of the Company's Covered Policies or reported claims, the error list is not intended to provide a complete list of errors but is intended to indicate what information needs to be reviewed and corrected throughout the Company's book of Covered Policy business or claims information to ensure more complete and accurate reporting to the FHCF.

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(5)	Costs of the Examinations

The costs of the examinations shall be borne by the SBA. However, in order to remove any incentive for a Company to delay preparations for an examination, the SBA shall be reimbursed by the Company for any examination expenses incurred in addition to the usual and customary costs, which additional expenses were incurred as a result of the Company's failure, despite proper notice, to be prepared for the examination or as a result of a Company's failure to provide requested information. All requested information must be complete and accurate.

ARTICLE XIV - OFFSETS

The SBA reserves the right to offset amounts payable to the SBA from the Company, including amounts payable under the Reimbursement Contract for any Contract Year and also including the Company's full Reimbursement Premium for the current Contract Year (regardless of installment due dates), against any (1) Reimbursement Premium refunds under any Contract Year, (2) reimbursement or advance amounts, or (3) amounts agreed to in a commutation agreement, which are due and payable to the Company from the SBA as a result of the liability of the SBA.

ARTICLE XV - INSOLVENCY OF THE COMPANY

Company shall notify the FHCF immediately upon becoming insolvent. Except as otherwise provided below, no reimbursements will be made until the FHCF has completed and closed its examination of the insolvent Company's Losses, unless an agreement is entered into by the court appointed receiver specifying that all data and computer systems required for FHCF exposure and claims examinations will be maintained until completion of the Company's exposure and claims examinations. Except as otherwise provided below, in order to account for potential erroneous reporting, the SBA shall hold back 25% of requested reimbursements until the exposure and claims examinations for the Company are completed. Only those Losses supported by the examination will be reimbursed. Pursuant to Section 215.555(4)(g), Florida Statutes, the FHCF is required to pay the "net amount of all reimbursement moneys" due an insolvent insurer to the Florida Insurance Guaranty Association (FIGA) for the benefit of Florida policyholders. For the purpose of this Contract, a Company is insolvent when an order of liquidation with a finding of insolvency has been entered by a court of competent jurisdiction. In light of the need for an immediate infusion of funds to enable policyholders of insolvent companies to be paid for their claims, the SBA may enter into agreements with FIGA allowing exposure and claims examinations to take place immediately without the usual notice and response time limitations and allowing the FHCF to make reimbursements (net of any amounts payable to the SBA from the Company or FIGA) to FIGA before the examinations are completed and before the response time expires for claims filing by reinsurers and financial institutions, which have a priority interest in those funds pursuant to Section 215.555(4)(g), Florida Statutes. Such agreements must ensure the availability of the necessary records and adequate security must be provided so that if the FHCF determines that it overpaid FIGA on behalf of the Company, or if claims are filed by reinsurers or financial institutions having a priority interest in these funds, that the funds will be repaid to the FHCF by FIGA within a reasonable time.

ARTICLE XVI - TERMINATION

The FHCF and the obligations of both parties under this Contract can be terminated only as may be provided by law or applicable rules.

ARTICLE XVII - VIOLATIONS

(1)	Statutory Provisions
(a)

Section 215.555(10), Florida Statutes, provides that any violation of Section 215.555, Florida Statutes, or of rules adopted under that section, constitutes a violation of the Florida Insurance Code. This Contract has been adopted as part of Rule 19-8.010, Florida Administrative Code, under the authority of that section of Florida Statutes.

(b)

Section 215.555(11), Florida Statutes, authorizes the SBA to take any action necessary to enforce the rules and the provisions and requirements of this Contract, required by and adopted pursuant to Section 215.555, Florida Statutes.

(2)	Noncompliance
(a)

As used in this Article, the term "noncompliance" means the failure of the Company to meet any applicable requirement of Section 215.555, Florida Statutes, or of any rule adopted under the authority of that section of Florida Statutes, including, but not limited to, any failure to meet a deadline for an FHCF payment, Data Call submissions or resubmissions, Loss reporting or commutation documentation, or a deadline related to SBA examination requirements. The Company remains in a state of noncompliance as long as the Company fails to meet the applicable requirement(s).

(b)

If the Company is in a state of noncompliance, the SBA reserves the right to withhold any payments or advances due to the Company until the SBA determines that the Company is no longer in a state of noncompliance.

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ARTICLE XVIII - APPLICABLE LAW

This Contract shall be governed by and construed according to the laws of the State of Florida in respect of any matter relating to or arising out of this Contract.

ARTICLE XIX - DUE DATES

If any due date provided in this Contract is a Saturday, Sunday or a legal State of Florida or federal holiday, then the actual due date will be the day immediately following the applicable due date which is not a Saturday, Sunday or a legal State of Florida or federal holiday.

ARTICLE XX - REIMBURSEMENT CONTRACT ELECTIONS

(1)	Coverage Level

For purposes of determining reimbursement (if any) due the Company under this Contract and in accordance with the Statute, the Company has the option to elect a 45% or 75% or 90% Coverage Level under this Contract. If the Company is a member of an NAIC group, all members must elect the same Coverage Level, and the individual executing this Contract on behalf of the Company, by placing his or her initials in the box under (a) below, affirms that the Company has elected the same Coverage Level as all members of its NAIC group. If the Company is an entity created pursuant to Section 627.351, Florida Statutes, the Company must elect the 90% Coverage Level. The Company shall not be permitted to change its Coverage Level after the March 1 statutory deadline for execution of the Contract. The Company shall be permitted to change its Coverage Level upon timely execution of the Contract for the next Contract Year, but may not reduce its Coverage Level if revenue bonds issued under Section 215.555(6), Florida Statutes, are outstanding.

The Coverage Level elected by the Company for the prior Contract Year effective June 1, 2019 was as follows: Homeowners Choice Property and Casualty Insurance Company - 45%

(a)	NAIC Group Affirmation: Initial the following box if the Company is part of an NAIC Group:

(b)

Coverage Level Election: The Company hereby elects the following Coverage Level for the Contract Year from 12:00:01 a.m., Eastern Time, June 1, 2020, to 12:00 a.m., Eastern Time, May 31, 2021, (the individual executing this Contract on behalf of the Company shall place his or her initials in the box to the left of the percentage elected for the Company):

45%OR	75%OR	90%

(2)	Additional Living Expense (ALE) Written as Time Element Coverage

If your Company writes Covered Policies that provide ALE coverage on a time element basis (i.e., coverage is based on a specific period of time as opposed to a stated dollar limit), you must initial the `Yes — Time Element ALE' box below. If your Company does not write time element ALE coverage, initial 'No — Time Element ALE' box below.

OR
Yes — Time		No — Time
Element ALE		Element ALE

ARTICLE XXI - SIGNATURES

Approved by:

Paragon Strategic Solutions Inc., on Behalf of the State Board of Administration of the State of Florida and as Administrator of the Florida Hurricane Catastrophe Fund.

By:	/s/ Martin K. Helgested		03-27-2020
Date

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Authority to sign on behalf of the Company:

The person signing this Contract on behalf of the Company hereby represents that he or she is an officer of the Company, acting within his or her authority to enter into this Contract on behalf of the Company, with the requisite authority to bind the Company and make the representations on behalf of the Company as set forth in this Contract.

Homeowners Choice Property and Casualty Insurance Company

Printed Name and Title

By:
	Signature	Date

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